Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS PRELIMINARY 2014 FIRST QUARTER RESULTS THAT REFLECT SIGNIFICANT IMPROVEMENT AND ANNOUNCES AMENDMENT TO CREDIT FACILITY

HOUSTON, TX – April 30, 2014 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or the “Company”) today announced certain preliminary financial results for the first quarter ended March 31, 2014 and an amendment to the Company’s credit facility. The Company plans to issue its complete first quarter 2014 financial results and file its form 10-Q on Monday, May 12, 2014.

First Quarter 2014 Estimated Financial Results Compared to First Quarter 2013:

The Company estimates that total revenues for the quarter ended March 31, 2014 will be between $125 million and $135 million, as compared to total revenues of $111 million for the same period in 2013 and that net operating income for the first quarter of 2014 will be between breakeven and $0.45 million, as compared to a $8.0 million net operating loss for the same period in 2013. In addition, the Company estimates that its net income per diluted share attributable to Sterling common stockholders for the first quarter of 2014 will be approximately breakeven, as compared to a net loss per diluted share attributable to Sterling common stockholders of $0.39 for the same period in 2013. The Company benefited from a one-time gain of $1 million related to a revaluation on a receivable that had been written down as uncollectable in the fourth quarter of 2013. As of March 31, 2014, the Company had $20.7 million of revolving borrowings outstanding under its credit facility.

Credit Facility Amendment

On April 29, 2014, the Company entered into an amendment to its $40 million revolving credit facility. The amendment removes a requirement that the Company raise $20 million of new equity capital by September 30, 2014, in addition to raising $10 million of other liquidity by June 30, 2014, provided that it raises $10 million of new equity capital by May 30, 2014. Any new equity capital will be used to repay outstanding indebtedness under the credit facility, and will not reduce the Company’s borrowing capacity under the credit facility.

Peter MacKenna, President and Chief Executive Officer of Sterling said, “Our first quarter 2014 preliminary results represent a significant improvement in our financial performance and are reflective of the numerous actions we have taken over the past several quarters to strengthen our operational effectiveness and our ability to book and efficiently execute higher margin projects. We closed the first quarter with record backlog of nearly $800 million, up more than 15% from December 31, 2013. Additionally, we are pleased that our primary lender agreed to amend our credit facility in a manner that permits us to strengthen our balance sheet, while limiting dilution to our shareholders.”

The foregoing financial results are preliminary estimates and have not been finalized. As a result, the Company’s actual results may differ materially from such estimates due to the completion of the Company’s financial accounting review procedures, final adjustments and other developments that may arise between now and the time the financial results for the first quarter of 2014 are finalized.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states where there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges and light rail, and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially  from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Contact:

Sterling Construction Company, Inc.	Investor Relations Counsel
Thomas R. Wright EVP & Chief Financial Officer	The Equity Group Inc. Fred Buonocore (212) 836-9607
Brian Manning, P.E.	Linda Latman (212) 836-9609
EVP & Chief Development Officer
(281) 821-9091